Exhibit 99.1

PRESS RELEASE
Contact:	Jeff Kip
Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 3.2%
For the Five Weeks Ended November 27, 2007
St. Louis, MO, December 5, 2007 — Panera Bread Company (Nasdaq:PNRA) today reported system-wide comparable bakery-cafe sales increased 3.2% for the five weeks ended November 27, 2007. The breakdown between Company-owned and franchise-operated bakery-cafes is as follows for the periods indicated:

	For the 5 weeks ended	For the 9 weeks ended	Year-to-date through
	November 27, 2007	November 27, 2007	November 27, 2007
Company-owned	3.8%	2.6%	1.8%
Franchise-operated	2.8%	1.6%	1.6%
Total System	3.2%	1.9%	1.7%
Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that have been in operation and franchise-operated for at least 18 months. Both Company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations. System-wide comparable bakery-cafe sales percentages are based on sales at both Company-owned and franchise-operated bakery-cafes.
Franchise-operated and system-wide comparable bakery-cafe sales percentages are non-GAAP measures and as such, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise restaurant sales. We use system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe system-wide sales information is useful in assessing consumer acceptance of the Company’s brand; facilitates an understanding of financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which the Company’s franchisees contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.
Panera Bread Company owns and franchises 1,137 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of November 27, 2007. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 59 bakery-cafes as of November 27, 2007.